Exhibit 10.51

Mr. Richard Previte

January 3, 2005

Dear Rich,

We are pleased to extend to you this offer to join Spansion LLC (Spansion) for a projected period of approximately 24 months, commencing January 10, 2005 and extending through December 31, 2006, as Executive Vice President and Chief Administrative Officer of Spansion. In this role, you will initially be responsible for the areas of Finance, Human Resources, Legal, and IT, and will report to Bertrand Cambou, Spansion CEO.

Cash Compensation

Your initial bi-weekly salary in this role will be $17,692.30. This is equal to $460,000 on an annual basis. Spansion has 26 pay periods per year.

You will also be eligible to participate in an Executive Incentive Plan with a target of 50% of base pay and a maximum of 150% of base pay. The plan will be established for each 12-month period during your employment, with any payment under the plan to occur shortly after the end of that plan period. The plan will commence with the beginning of your employment with Spansion. The goals for this plan, which will be both financial and individual, will be established by Bertrand Cambou with you.

Equity Compensation

•	As we have discussed, Spansion’s equity compensation strategy is under evaluation. However, once established and subject to approval by the Board of Directors, you will receive an equity grant equal to one-half the grant to the CEO of Spansion, Inc., except that your grant will be pro-rated based on a shorter vesting schedule. In that regard, if approved, one-half of your equity compensation will vest on January 1, 2006, with the remainder vesting in equal quarterly installments through December 31, 2006, with an anticipated exercise period of seven years. As permitted by the applicable plans, you will be credited for prior service with AMD for the purposes of equity compensation. Such crediting would allow you to exercise, hold, and/or sell your vested equity grants up to 36 months (until December 2009) after the termination of your employment with Spansion.

Finally, if Spansion does not establish an independent equity compensation plan during 2005, you will be granted options and/or restricted shares in AMD commensurate with the terms outlined above, relative to the shares granted to Dr Cambou and subject to approval by the Board of Directors.

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Benefits

Spansion will make available to you a comprehensive executive benefits program, including medical, dental, life and disability coverage, 401(k) retirement savings plan with matching contributions, cash and deferred profit sharing plans, salary investment and payroll deduction stock investment plans, executive physical, and a $2,000 monthly automobile allowance. You will also be eligible to accrue vacation at the rate of 160 hours per year. Travel on Spansion business will be within the guidelines and provisions applicable to senior-level executives of Spansion.

This offer is contingent on meeting conditions listed below:

•	You must successfully pass a background investigation to be performed by our Security Investigations department. This background includes an investigation of criminal records, previous employment history, and educational background.

•	If applicable, your employment is contingent on the Company successfully obtaining an export license for you in accordance with BXA export license regulations.

•	In accordance with the requirements of the Immigration Control Act of 1986, you will be required to provide documents to verify your legal right to work in the United States. You must present this documentation on your first day of employment.

Although we expect that your role with Spansion will continue for the entirety of the 24 month period mentioned previously, your employment shall be at-will and may be terminated at any time for any reason or no reason. In such event, Spansion shall have no further obligations to you after your termination. Your employment will automatically terminate December 31, 2006 unless terminated previously or extended by mutual agreement.

Notwithstanding anything to the contrary, if Spansion terminates your employment for reasons other than for cause prior to December 31, 2006, subject to your execution of a Separation Agreement and General Release in a form provided by Spansion, Spansion will provide you with (1) pro-rated executive bonus and equity compensation through the date of your actual termination, calculated based on estimated data, and (2) six months of salary and benefits (or equivalent cash consideration) at the rate then in effect.

Additionally, should your employment terminate prior to December 31, 2006 due to a change in control of AMD and/or Spansion, you will be eligible for accelerated vesting of any options or restricted shares.

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If this offer is agreeable to you, please accept it by initialing each page, signing your name below, and returning the original signed and dated document in the enclosed envelope.

If you have any questions, please feel free to contact me.

Sincerely,

/s/ Kevin H. Lyman

Kevin H. Lyman

Senior Vice President, Human Resources, AMD

I am pleased to accept Spansion’s offer of employment as outlined above and in the attached attachment(s).

/s/ Richard Previte	January 5, 2005
Signature	Date

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